Exhibit 99.1

		corporate investor relations
CONTACT:	Michal D. Cann — President & CEO	1809 — 7th AVENUE, Suite 1414
	Rick A. Shields — SVP & Chief Financial Officer	Seattle, WA 98101
	360.679.3121	206.762.0993
		206.762.0993
		www.stockvalues.com
NEWS RELEASE
WASHINGTON BANKING COMPANY DECLARES 5-FOR-4 STOCK SPLIT
OAK HARBOR, WA — August 10, 2006 — Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a five-for-four common stock split, to be issued on September 6, to shareholders of record August 21, 2006. Shareholders will receive 25 additional shares of common stock for every 100 shares owned, and cash will be paid in lieu of fractional shares.
Washington Banking currently has approximately 7.4 million shares outstanding, and will have about 9.3 million shares outstanding after the stock dividend is distributed.
“Our increased share count should benefit shareholders by increasing the stock’s trading liquidity,” stated Michal D. Cann, President and Chief Executive Officer. “Stock dividends are also a great way to reward our shareholders and let them share in our success.” Washington Banking’s net income for the first half of 2006 grew 15% to $5.0 million, or $0.67 per diluted share, from $4.4 million, or $0.58 per diluted share in the same period last year.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
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NOTE: Transmitted on Business Wire at 3:30 a.m. PDT on August 10, 2006 .